EXHIBIT 99.1

Amphastar Pharmaceuticals Reports Financial Results for the Three Months Ended September 30, 2017

Reports Net Revenues of $57.9 Million for the Three Months Ended September 30, 2017

RANCHO CUCAMONGA, CA –  November 8, 2017 – Amphastar Pharmaceuticals, Inc. (NASDAQ: AMPH) (“Amphastar” or the “Company”) today reported results for the three months ended September 30, 2017.

Third Quarter Highlights

•	Net revenues of $57.9 million for the third quarter
•	GAAP net income of $0.2 million, or $0.00 per diluted share, for the third quarter
•	Adjusted non-GAAP net income of $3.5 million, or $0.07 per diluted share, for the third quarter

Dr. Jack Zhang, Amphastar’s CEO, commented: “The third quarter was a successful one for Amphastar with approvals of both sodium bicarbonate and neostigmine. Approvals like these will help us diversify our sales base.”

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
	(in thousands, except per share data)
Net revenues	$57,916	$64,223	$179,773	$191,622
GAAP net income	$175	$3,890	$3,040	$13,274
Adjusted non-GAAP net income*	$3,495	$6,648	$13,399	$22,557
GAAP diluted EPS	$0.00	$0.08	$0.06	$0.29
Adjusted non-GAAP diluted EPS*	$0.07	$0.14	$0.28	$0.49

 * Adjusted non-GAAP net income and Adjusted non-GAAP diluted EPS are non-GAAP financial measures.  Please see the discussion in the section entitled “Non-GAAP Financial Measures” and the reconciliation of GAAP to non-GAAP financial measures in Table II of this press release.

Third Quarter Results

For the three months ended September 30, 2017, the Company reported net revenues of $57.9 million, a decrease of 10% compared to $64.2 million for the three months ended September 30, 2016.

For the three months ended September 30, 2017, net revenues of enoxaparin were $6.5 million, representing a decrease of 58% compared to $15.4 million for the three months ended September 30, 2016. Of the decrease, $5.8 million was due to lower unit volumes, while the remainder was due to lower pricing.

Other finished pharmaceutical product revenues were $47.9 million for the three months ended September 30, 2017, representing an increase of 10% compared to $43.7 million for the three months ended September 30, 2016. Sales of lidocaine increased to $9.6 million for the three months ended September 30, 2017 from $8.3 million for the three months ended September 30, 2016 primarily due to increases in average selling price.  Sales of epinephrine decreased to $2.0 million for the three months ended September 30, 2017 from $5.3 million for the three months ended September 30, 2016 primarily as a result of the discontinuation of the Company’s epinephrine injection, USP vial product in the second quarter of 2017 in accordance with the FDA’s request. The Company’s epinephrine injection, USP vial product,  was marketed under the “grandfather” exception to the FDA’s “Prescription Drug Wrap-Up” program.

Sales of the Company’s insulin active pharmaceutical ingredient, or API, products were $3.5 million for the three months ended September 30, 2017, compared to $5.2 million for the three months ended September 30, 2016, as the Company did not ship any API to MannKind in the third quarter of 2017.

Cost of revenues were $37.3 million, or 64% of revenues, and $36.6 million, or 57% of revenues, for the three months ended September 30, 2017 and 2016, respectively, representing an increase of $0.7 million.  The related decline in gross margin is primarily attributable to the discontinuation of the epinephrine vial products and lower pricing for enoxaparin.

Selling, distribution, and marketing expenses were $1.8 million and $1.3 million for the three months ended September 30, 2017 and 2016, respectively. For the three months ended September 30, 2017, general and administrative expenses increased to $11.7 million from $10.8 million for the three months ended September 30, 2016, primarily due to an increase in legal expenses relating to the Company’s July 2017 patent trial.

For the three months ended September 30, 2017, research and development expenses increased by 3% to $10.0 million from $9.7 million for the three months ended September 30, 2016, primarily due to an increase in expenditures on materials related to our pipeline products.

The Company recorded an income tax benefit of $2.2 million for the three months ended September 30, 2017, compared to an income tax expense of $2.1 million for the three months ended September 30, 2016.

The Company recognized net income of $0.2 million, or $0.00 per fully diluted share, for the three months ended September 30, 2017, compared to a net income of $3.9 million, or $0.08 per fully diluted share, for the three months ended September 30, 2016. The Company’s adjusted non-GAAP quarterly net income was $3.5 million, or $0.07 per fully diluted share, for the three months ended September 30, 2017, compared to an adjusted non-GAAP net income of $6.6 million, or $0.14 per fully diluted share, for the three months ended September 30, 2016. Please see the discussion in the section entitled “Non-GAAP Financial Measures” and the reconciliation of GAAP to non-GAAP measures in Table II of this press release.

The Company’s cash and cash equivalents, short-term investments, and unrestricted short-term investments were $73.6 million as of September 30, 2017.  Cash flow provided by operating activities for the nine months ended September 30, 2017, was $29.4 million.

Pipeline Information

The Company currently has five abbreviated new drug applications, or ANDAs, filed with the FDA targeting products with a market size of over $0.8 billion, three biosimilar products in development targeting products with a market size of over $15.0 billion, and 11 generic products in development targeting products with a market size of over $12.0 billion. This market information is based on IMS Health data for the 12 months ended September 30, 2017. The Company’s proprietary pipeline includes NDAs for Primatene® Mist and intranasal naloxone. The Company is currently developing four other proprietary products, which include injectable, inhalation and intranasal dosage forms.

Company Information

Amphastar is a specialty pharmaceutical company that focuses primarily on developing, manufacturing, marketing, and selling technically-challenging generic and proprietary injectable, inhalation, and intranasal products. Additionally, the Company sells insulin API products.  Most of the Company’s finished products are used in hospital or urgent care clinical settings and are primarily contracted and distributed through group purchasing organizations and drug wholesalers.  More information is available at the Company’s website at www.amphastar.com.

Amphastar’s logo and other trademarks or service marks of Amphastar Pharmaceuticals, Inc., including, but not limited to Primatene®, Amphadase® and Cortrosyn®, are the property of Amphastar Pharmaceuticals, Inc.

Non-GAAP Financial Measures

To supplement its consolidated financial statements, which are prepared and presented in accordance with U.S. generally accepted accounting principles, or GAAP, the Company is disclosing non-GAAP financial measures when providing financial results. The Company believes that an evaluation of its ongoing operations (and comparisons of its current operations with historical and future operations) would be difficult if the disclosure of its financial results were limited to financial measures prepared only in accordance with GAAP. As a result, the Company is disclosing certain non-GAAP results, including (i) Adjusted non-GAAP net income (loss) and (ii) Adjusted non-GAAP diluted EPS, that exclude amortization expense, share-based compensation, and impairment charges in order to supplement investors’ and other readers’ understanding and assessment of the Company’s financial performance, because the Company’s management uses these measures internally for forecasting, budgeting, and measuring its operating performance. Whenever the Company uses such non-GAAP measures, it will provide a reconciliation of non-GAAP financial measures to their most directly comparable GAAP financial measures. Investors and other readers are encouraged to review the related GAAP financial measures and the reconciliation of non-GAAP measures to their most directly comparable GAAP measures set forth below and should consider non-GAAP measures only as a supplement to, not as a substitute for or as a superior measure to, measures of financial performance prepared in accordance with GAAP.

Conference Call Information

The Company will hold a conference call to discuss its financial results today,  November 8, 2017, at 2:00 p.m. Pacific Time.

To access the conference call, dial toll-free (877) 881-2595 or (315) 625-3083 for international callers, five minutes before the conference. The passcode for the conference call is 2898299.

The call can also be accessed on the Investors page on the Company’s website at www.amphastar.com.

Forward Looking Statements

All statements in this press release and in the conference call referenced above that are not historical are forward-looking statements, including, among other things, statements relating to the Company’s expectations regarding future financial performance, backlog, sales and marketing of its products, market size and growth, the timing of FDA filings or approvals, acquisitions and other matters related to its pipeline of product candidates, the timing for completion of construction at the Company’s IMS facility, its share buyback program and other future events. These statements are not historical facts but rather are based on Amphastar’s historical performance and its current expectations, estimates, and projections regarding Amphastar’s business, operations and other similar or related factors. Words such as “may,” “might,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expect,” “intend,” “plan,” “project,” “believe,” “estimate,” and other similar or related expressions are used to identify these forward-looking statements, although not all forward-looking statements contain these words. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and assumptions that are difficult or impossible to predict and, in some cases, beyond Amphastar’s control.  Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described in Amphastar’s filings with the Securities and Exchange Commission. You can locate these reports through the Company’s website at http://ir.amphastar.com and on the SEC’s website at www.sec.gov.   Amphastar undertakes no obligation to revise or update information in this press release or the conference call referenced above to reflect events or circumstances in the future, even if new information becomes available or if subsequent events cause Amphastar’s expectations to change.

Contact Information:

Amphastar Pharmaceuticals, Inc.

Bill Peters

Chief Financial Officer

(909) 980-9484

Table I

Amphastar Pharmaceuticals, Inc.

Condensed Consolidated Statement of Operations

(Unaudited; in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016

Net revenues	$57,916	$64,223	$179,773	$191,622
Cost of revenues	37,275	36,611	109,557	107,394
Gross profit	20,641	27,612	70,216	84,228

Operating (income) expenses:
Selling, distribution, and marketing	1,756	1,291	4,831	3,975
General and administrative	11,665	10,801	35,237	31,129
Research and development	10,040	9,723	32,022	28,922
Gain on sale of intangible assets	—	—	(2,643)	—
Total operating expenses	23,461	21,815	69,447	64,026

Income (loss) from operations	(2,820)	5,797	769	20,202

Non-operating income (expense), net	829	204	1,917	(633)

Income (loss) before income taxes	(1,991)	6,001	2,686	19,569
Income tax expense (benefit)	(2,166)	2,111	(354)	6,295

Net income	$175	$3,890	$3,040	$13,274

Net income per share:
Basic	$0.00	$0.09	$0.07	$0.29
Diluted	$0.00	$0.08	$0.06	$0.29

Weighted-average shares used to compute net income per share:
Basic	46,101	45,398	46,065	45,132
Diluted	48,215	47,953	48,046	46,365

Table II

Amphastar Pharmaceuticals, Inc.

Reconciliation of Non-GAAP Measures

(Unaudited; in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016

GAAP net income	$175	$3,890	$3,040	$13,274
Adjusted for:
Intangible amortization	713	701	2,139	1,751
Share-based compensation	4,157	3,555	12,905	11,604
Impairment of long-lived assets	—	—	—	331
Income tax expense on pre-tax adjustments	(1,550)	(1,498)	(4,685)	(4,403)
Non-GAAP net income	$3,495	$6,648	$13,399	$22,557

Non-GAAP net income per share:
Basic	$0.08	$0.15	$0.29	$0.50
Diluted	$0.07	$0.14	$0.28	$0.49

Weighted-average shares used to compute non-GAAP net income per share:
Basic	46,101	45,398	46,065	45,132
Diluted	48,215	47,953	48,046	46,365

	Three Months Ended September 30, 2017

		Selling,	General	Research	Income
	Cost of	distribution	and	and	tax expense
	revenue	and marketing	administrative	development	(benefit)
GAAP	$37,275	$1,756	$11,665	$10,040	$(2,166)
Intangible amortization	(677)	—	(36)	—	—
Share-based compensation	(815)	(88)	(2,948)	(306)	—
Income tax expense on pre-tax adjustments	—	—	—	—	1,550
Non-GAAP	$35,783	$1,668	$8,681	$9,734	$(616)

	Three Months Ended September 30, 2016

		Selling,	General	Research	Income
	Cost of	distribution	and	and	tax expense
	revenue	and marketing	administrative	development	(benefit)
GAAP	$36,611	$1,291	$10,801	$9,723	$2,111
Intangible amortization	(511)	—	(190)	—	—
Share-based compensation	(675)	(45)	(2,593)	(242)	—
Income tax expense on pre-tax adjustments	—	—	—	—	1,498
Non-GAAP	$35,425	$1,246	$8,018	$9,481	$3,609

Reconciliation of Non-GAAP Measures (continued)

	Nine Months Ended September 30, 2017

		Selling,	General	Research	Income
	Cost of	distribution	and	and	tax expense
	revenue	and marketing	administrative	development	(benefit)
GAAP	$109,557	$4,831	$35,237	$32,022	$(354)
Intangible amortization	(2,031)	—	(108)	—	—
Share-based compensation	(2,843)	(237)	(8,715)	(1,110)	—
Income tax expense on pre-tax adjustments	—	—	—	—	4,685
Non-GAAP	$104,683	$4,594	$26,414	$30,912	$4,331

	Nine Months Ended September 30, 2016

		Selling,	General	Research	Income
	Cost of	distribution	and	and	tax expense
	revenue	and marketing	administrative	development	(benefit)
GAAP	$107,394	$3,975	$31,129	$28,922	$6,295
Intangible amortization	(1,492)	—	(259)	—	—
Share-based compensation	(2,245)	(176)	(8,339)	(844)	—
Impairment of long-lived assets	—	—	—	(331)	—
Income tax expense on pre-tax adjustments	—	—	—	—	4,403
Non-GAAP	$103,657	$3,799	$22,531	$27,747	$10,698